Exhibit 24(b)(8)

INDEPENDENT AUDITORS' CONSENT


The Board of Trustees
Oppenheimer Multi-State Municipal Trust

We consent to the use of our reports dated August 21, 1996 and January 22, 1996 on the Oppenheimer New Jersey Municipal Fund (formerly Oppenheimer New Jersey Tax-Exempt Fund), Oppenheimer Florida Municipal Fund (formerly Oppenheimer Florida Tax-Exempt Fund), and Oppenheimer Pennsylvania Municipal Fund (formerly Oppenheimer Pennsylvania Tax-Exempt Fund), collectively the Oppenheimer Multi-State Municipal Trust (formerly Oppenheimer Multi-State Tax-Exempt Trust) included herein and to the reference to our Firm under the heading "Financial Highlights" in Part A of the Registration Statement.



/s/ KPMG Peat Marwick LLP
-------------------------
KPMG Peat Marwick LLP


November 19, 1996
Denver, Colorado